UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2023

Alaunos Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33038	84-1475642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8030 El Rio Street

Houston, TX 77054

(Address of principal executive offices, including zip code)

(346) 355-4099

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TCRT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Christopher Bowden’s Resignation

On March 29, 2023, Christopher Bowden, M.D. delivered notice of his resignation from the board of directors (the “Board”) of Alaunos Therapeutics, Inc. (the “Company”), effective March 30, 2023. Dr. Bowden’s resignation from the Board did not result from any disagreement with the Company. The Company thanks Dr. Bowden for his service and wishes him well in his future endeavors.

Appointment of Robert Hofmeister

On March 30, 2023, the Board appointed Robert Hofmeister, Ph.D., as a director of the Company effective immediately. Dr. Hofmeister fills the vacancy created by Dr. Bowden’s resignation. Dr. Hofmeister was also appointed to the Corporate Governance and Nominating Committee and the Compensation Committee of the Board, replacing Dr. Bowden. The Board has determined that Dr. Hofmeister meets the requirements for independence under the applicable listing standards of the Nasdaq Stock Market LLC and the Securities and Exchange Act of 1934, as amended.

As a non-employee director, Dr. Hofmeister will participate in the Company’s compensation program applicable to all non-employee directors, which is summarized below. Under the Company’s non-employee director equity compensation program, each non-employee director receives a base annual cash retainer of $50,000. Board committee members receive additional annual cash compensation for service on Board committees as follows: Audit Committee: $12,000 (member) or $20,000 (chair); Compensation Committee: $9,000 (member) or $15,000 (chair); and Corporate Governance and Nominating Committee: $6,000 (member) or $10,000 (chair). In addition, Dr. Hofmeister will be granted an initial grant of a stock option to purchase 150,000 shares of common stock of the Company (the “Initial Grant”). Dr. Hofmeister will also receive a pro-rated annual grant of a stock option to purchase 16,667 shares of common stock of the Company (the “Annual Grant”). The Initial Grant will vest in equal monthly installments on the monthly anniversary of the grant date over 36 months. The Annual Grant will vest in two equal installments on April 30, 2023 and May 30, 2023. In the case of the Initial Grant and the Annual Grant, vesting is subject to Dr. Hofmeister’s continued service through each applicable vesting date. In the event of a change in control (as defined in the Company’s 2020 Equity Incentive Plan), the stock option may vest in full according to the terms of the Company’s 2020 Equity Incentive Plan. Beginning with the Company’s annual meeting of stockholders in 2023, Dr. Hofmeister will be eligible for equity awards on the same terms as other continuing members of the Board.

There are no arrangements or understandings between Dr. Hofmeister and any other person pursuant to which Dr. Hofmeister was selected as a director, and there are no transactions between Dr. Hofmeister and the Company that would require disclosure under Item 404(a) of Regulation S-K. In addition, the Company has entered into an indemnification agreement with Dr. Hofmeister in connection with his appointment to the Board, which is substantially the same form as that entered into with other directors of the Company.

On March 30, 2023, the Company issued a press release announcing Dr. Bowden’s resignation and Dr. Hofmeister’s appointment as a director. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Alaunos Therapeutics, Inc., dated March 30, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alaunos Therapeutics, Inc.

Date. March 30, 2023	By:	/s/ Melinda Lackey
Name: Melinda Lackey
Title: Senior Vice President, Legal and Administrative